Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Second Quarter Financial Results

Saint Paul, Minn., July 31, 2007-- Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS) announced today that its net income for the quarter ended June 30, 2007 was $702,000 ($0.18 per diluted share) compared to net income of $711,000 ($0.18 per diluted share) for the same period in 2006. Net income for the first half of 2007 was $1.3 million ($0.32 per diluted share) compared to $1.2 million ($0.31 per diluted share) for the same period in 2006.

Revenue for the second quarter was $3.0 million compared to $3.4 million for the same period in 2006, while revenue for the first half of 2007 was $5.7 million compared to $6.0 million for the same period a year ago. Revenue from royalty income decreased to $2.3 million in the quarter from $2.5 million in the second quarter of 2006 and to $4.6 million in the first half from $4.7 million in the first half of 2006. International sales decreased to $736,000 in the quarter from $898,000 for the same quarter in 2006 and decreased to $1.1 million in the first half from $1.3 million in the same period of 2006. The revenue decreases reflect certain manufacturing and end customer purchase timing impacts, in both domestic and international markets, related to the company’s transition to the Autoscope® Terra product line announced this past April. Operating expenses for the quarter were $2.0 million, a 5% increase from $1.9 million in the same period of 2006, while operating expenses for the first half increased 8% to $3.8 million from $3.5 million in the first half of 2006.

Ken Aubrey, CEO, commented, “Coordinating the Terra transition has not been without its share of challenges. As is often the case with major product line transitions, there are unplanned situations to overcome. While we cannot predict how long the transition will impact end customer decisions, we do not expect the impact to be long-term in nature. The majority of our products are now Terra based and we expect to continue the product transition over the next 9 to 12 months.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering and communications to develop Autoscope® video detection systems for advanced traffic management and control applications. With equipment supplied for over 50,000 cameras in more than 55 countries, we are a global leader in video detection for management and safety systems for highways, bridges, tunnels and intersections. Autoscope products provide transportation managers the means to reduce roadway congestion, improve safety and security, gain cost efficiencies and assist in roadway planning.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2006.

Image Sensing Systems, Inc.

Unaudited Consolidated Statement of Income

(in thousands, except per share information):

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Revenue
Royalty income	$2,304	$2,508	$4,595	$4,684
International sales	736	898	1,089	1,311
	3,040	3,406	5,684	5,995
Cost of revenue
Royalty fee	—	116	—	219
Cost of sales	288	368	415	545
	288	484	415	764
Gross profit	2,752	2,922	5,269	5,231
Operating expenses
Selling, marketing and product support	876	792	1,561	1,414
General and administrative	552	571	1,122	1,133
Research and development	534	510	1,128	992
	1,962	1,873	3,811	3,539
Income from operations	790	1,049	1,458	1,692
Other income	142	(75)	280	22
Income before income taxes	932	974	1,738	1,714
Income taxes	230	263	480	500
Net income	$702	$711	$1,258	$1,214

Net income per common share
Basic	$0.18	$0.19	$0.33	$0.33
Diluted	$0.18	$0.18	$0.32	$0.31

Weighted average shares outstanding
Basic	3,779	3,717	3,776	3,711
Diluted	3,874	3,881	3,880	3,886

Image Sensing Systems, Inc.

Unaudited Condensed Consolidated Balance Sheet

(in thousands)

	June 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$11,608	$11,626
Investments	3,100	4,100
Receivables	3,900	2,957
Inventories	1,423	670
Prepaid expenses and deferred taxes	374	299
	20,405	19,652
Property and equipment, net	421	522
Goodwill	1,050	1,050
	$21,876	$21,224
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,016	$1,652
Income taxes payable	119	231
	1,135	1,883
Deferred income taxes	28	8
Shareholders’ equity	20,713	19,333
	$21,876	$21,224

Image Sensing Systems, Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Six Months Period Ended June 30
	2007	2006
Operating activities
Net income	$1,258	$1,214
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	123	195
Stock option expense	73	137
Changes in operating assets and liabilities	(2,483)	1,103
Net cash provided by (used in) operating activities	(1,029)	2,649

Investing activities
Purchase of property and equipment	(22)	(253)
Maturities (purchases) of investments, net	1,000	(1,800)
Net cash provided by (used in) investing activities	978	(2,053)

Financing activity – proceeds from exercise of stock options	33	59

Increase (decrease) in cash and cash equivalents	(18)	655
Cash and cash equivalents, beginning of period	11,626	9,006
Cash and cash equivalents, end of period	$11,608	$9,661

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